UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 19, 2010

Rambus Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

4440 El Camino Real, Los Altos, California 94022
(Address of principal executive offices, including ZIP code)

(650) 947-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 19, 2010, Rambus Inc. (NASDAQ: RMBS) (“Rambus” or the “Company”) entered into a share repurchase agreement (the “Share Repurchase Agreement”) with J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch (“JP Morgan”) to repurchase approximately $90 million of the Company’s common stock (the “Common Stock”), as part of the Company’s share repurchase program.

Under the Share Repurchase Agreement, Rambus will pre-pay to JP Morgan the $90 million purchase price for the Common Stock and JP Morgan will deliver to Rambus a number of shares of Common Stock to be determined based on the volume weighted average price of the Common Stock, calculated over a period of between one and four months following the date of the Share Repurchase Agreement (the “Valuation Period”), minus an agreed upon discount between the parties.  The shares of Common Stock will be delivered by JP Morgan to Rambus on the third business day following the Valuation Period described above.

In addition, under the Share Repurchase Agreement, Rambus will have the option, in its sole discretion, to terminate the transaction early in the event that the volume weighted average price of the Common Stock exceeds a price agreed upon between the parties at the time the Share Repurchase Agreement was executed.

The Share Repurchase Agreement is part of the share repurchase program previously authorized by the Board of Directors of the Company.  As of August 19, 2010, before giving effect to the transaction under the Share Repurchase Agreement, there remained an outstanding authorization under the share repurchase program to repurchase approximately 10 million shares of the outstanding Common Stock.

The description of the Share Repurchase Agreement contained herein is qualified in its entirety by reference to the Share Repurchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.   The Share Repurchase Agreement contains other terms governing the repurchase of the Common Stock, including, but not limited to, the mechanism used to determine the final settlement of the repurchase of the Common Stock, the method of such settlement, the circumstances under which JP Morgan is permitted to make adjustments to the terms of the Share Repurchase Agreement, the circumstances under which the Share Repurchase Agreement may be terminated early, and various acknowledgements, representations and warranties made by the Company and JP Morgan.

Item 2.03.  Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information called for by this item is contained in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 8.01.  Other Events.

On August 19, 2010, Rambus issued a press release announcing the Share Repurchase Agreement.  A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains or may include forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating, among other things, to the purchase price of shares acquired pursuant to the Share Repurchase Agreement, the timing and the duration of prospective share purchases and the amount of cash that may be expended in connection with such share repurchases.  Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by the Company’s management.  Actual results may differ materially.  Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Item 9.01.  Financial Statements and Exhibits.

(d)         Exhibits.

10.1	Confirmation between Rambus Inc. and J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch, dated August 19, 2010.

99.1	Press Release of Rambus Inc., issued on August 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2010	Rambus Inc.

/s/ Satish Rishi
Satish Rishi, Senior Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title

10.1	Confirmation between Rambus Inc. and J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch, dated August 19, 2010.

99.1	Press Release of Rambus Inc., issued on August 19, 2010.